United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 30, 2019

Date of Report (Date of earliest event reported)

Kaixin Auto Holdings

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	333-220510	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5/F, North Wing 18 Jiuxianqiao Middle Road Chaoyang District, Beijing People’s Republic of China	100016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +86 (10) 8448 1818

CM Seven Star Acquisition Corporation Suite 1306, 13/F, AIA Central, 1 Connaught Road, Central, Hong Kong

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into Material Definitive Agreement.

The disclosure in Item 2.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On April 30, 2019, our predecessor, CM Seven Star Acquisition Corp. (“CM Seven Star”) consummated the transactions (the “Business Combination”) contemplated by the Share Exchange Agreement (the “Share Exchange Agreement”), dated as of November 2, 2018, by and among CM Seven Star, Kaixin Auto Group (“Kaixin”) and Renren Inc. (“Renren”), pursuant to which Kaixin Auto Holdings (“KAH,” or “we”) acquired 100% of the equity interests of Kaixin from Renren.

Kaixin is the largest premium used auto dealership group in China in terms of the number of cities and locations of its Dealerships, and the second largest based on revenues in 2017, according to iResearch. As of December 31, 2018, Kaixin had 14 Dealerships covering 14 cities in 12 provinces in China. On average, Kaixin’s Dealership operators have over ten years of experience in the used car industry. Kaixin provides used car buyers in China with access to a wide selection of used vehicles across its network of Dealerships, with a focus on premium brands, such as Audi, BMW, Mercedes-Benz, Land Rover and Porsche. In addition to auto sales, for the convenience of its customers, Kaixin also provides financing channels to customers and other in-network dealers through its partnerships with several financial institutions, including Ping An Bank, Shanghai Branch. Furthermore, beginning in the third quarter of 2017, Kaixin started to offer value-added services to its customers, including insurance, extended warranties and after-sales services. Pursuant to the Business Combination, Kaixin has completed the transfer of the equity interest and assets of its Ji’nan Dealership to Renren in December 2018.

Upon the closing of the transactions contemplated in the Share Exchange Agreement (the “Transactions”), KAH acquired 100% of the issued and outstanding securities of Kaixin, in exchange for approximately 28.3 million ordinary shares of KAH, or one KAH share for approximately 4.85 outstanding shares of Kaixin. An additional 4.7 million shares of KAH were reserved for issuance under an equity incentive plan in exchange for outstanding options in Kaixin, which were cancelled at the closing of the Business Combination. Additionally, 19.5 million earnout shares are to be issued and held in escrow. Renren may be entitled to receive earnout shares as follows: (1) if the Company’s gross revenue for the year ended December 31, 2019 is greater than or equal to RMB 5,000,000,000, Renren is entitled to receive 1,950,000 ordinary shares of KAH; (2) if the Company’s adjusted EBITDA for the year ended December 31, 2019 is greater than or equal to RMB 150,000,000, Renren is entitled to receive 3,900,000 ordinary shares of KAH, increasing proportionally to 7,800,000 ordinary shares if Company’s adjusted EBITDA is greater than or equal to RMB 200,000,000; and (3) if the Company’s adjusted EBITDA for the year ended December 31, 2020 is greater than or equal to RMB 340,000,000, Renren is entitled to receive 4,875,000 ordinary shares of KAH, increasing proportionally to 9,750,000 ordinary shares if the Company’s adjusted EBITDA is greater than or equal to RMB 480,000,000. By way of example, if the combined company’s adjusted EBITDA is equal to RMB175,000,000 for the year ended December 31, 2019, Renren would receive 5,850,000 ordinary shares ((a) (i) 175,000,000 – 150,000,000, divided by (ii) 200,000,000 – 150,000,000 multiplied by (b) 7,800,000 – 3,900,000, plus (c) 3,900,000). Adjusted EBITDA represents net loss plus contingent consideration fair value change, share-based compensation expense, interest (income) expenses, income tax expenses, and depreciation.

Notwithstanding the Revenue and Adjusted EBITDA achieved by the post-transaction company for any period, Renren will receive the 2019 earnout shares if the stock price of KAH is higher than $13.00 for any sixty days in any period of ninety consecutive trading days during an fifteen month period following the closing, and will receive the 2019 earnout shares and the 2020 earnout shares if the stock price of KAH is higher than $13.50 for any sixty days in any period of ninety consecutive trading days during a thirty month period following the closing.

Immediately after the Business Combination, KAH’s public shareholders own approximately 5.8% of KAH, KAH’s former directors, officers and affiliates own approximately 1.8% of KAH, and Renren owns approximately 71.7% of KAH.

The Share Exchange Agreement is described more fully in the sections entitled “The Business Combination Proposal” and “The Share Exchange Agreement” beginning on pages 75 and 84, respectively, of the definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 29, 2019 by KAH. The foregoing description of the terms of the Share Exchange Agreement is qualified in its entirety by reference to the provisions of the Share Exchange Agreement filed as Exhibit 10.23 to this Current Report on Form 8-K, which are incorporated herein by reference.

After giving effect to the Transactions and the issuance of securities described in Item 3.02 below, there are 39,445,127 shares of KAH common stock issued and outstanding.

In connection with the Acquisition:

●	KAH and Renren entered into an Investor Rights Agreement with respect to certain lock-up arrangements in respect of Renren, registration rights granted by KAH in favor of Renren, certain voting arrangements relating to KAH and the issuance of awards to certain holders of awards under Kaixin’s 2018 Equity Incentive Plan pursuant to such Investor Rights Agreement.

●	KAH and Renren entered into a Master Transitional Agreement, Transitional Non-Competition Agreement and Transitional Services Agreement (collectively, the “Transitional Agreements”), pursuant to which Renren agreed to provide certain transitional services in connection with the Acquisition.

●	KAH, Renren and an escrow agent, entered into an Escrow Agreement, pursuant to which KAH deposited 22.8 million of its ordinary shares as earnout shares and to secure the indemnification obligations of Renren as contemplated by the Share Exchange Agreement.

FORM 10 INFORMATION

Pursuant to Item 2.01(f) of Form 8-K, if the registrant was a shell company, as KAH was immediately before the Transactions, then the registrant must disclose the information that would be required if the registrant were filing registration statement on Form 10. Therefore, KAH is providing below the information that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after KAH’s acquisition of Kaixin pursuant to the Transactions, unless otherwise specifically indicated or the context otherwise requires.

Business

The business of KAH is described in the Proxy Statement in the section entitled “Kaixin Auto Group’s Business” beginning on page 144 and that information is incorporated herein by reference.

Risk Factors

The risks associated with KAH’s business are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 18 and are incorporated herein by reference.

Financial Information

Reference is made to the disclosure set forth in Section 9.01 of this Current Report on Form 8-K.

Selected Financial Data

The following table contains summary historical financial and other data for Kaixin as of and for the years ended December 31, 2016, 2017 and 2018 derived from Kaixin’s audited consolidated financial statements for the years ended December 31, 2016, 2017 and 2018. Kaixin’s consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Kaixin’s historical results are not necessarily indicative of results to be expected for any future period for KAH. The information below is only a summary and should be read in conjunction with the information contained under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Kaixin’s audited financial statements and the related notes included elsewhere in this Current Report on Form 8-K and in the Proxy Statement.

Summary Consolidated Statements of Operations Data

	Years ended December 31,
	2016	2017	2018
	US$	US$	US$
	(in thousands)
Net revenues:
Automobile sales	$—	$88,227	$420,005
Financing income	20,778	26,426	2,317
Others	68	1,933	9,082
Total net revenues	20,846	116,586	431,404
Cost of revenues:
Automobile sales	—	85,050	399,274
Cost of financing income	10,874	15,259	3,327
Provision for financing receivable	3,165	12,717	10,941
Others	32	32	429
Total cost of revenues	14,071	113,058	413,971
Gross profit	6,775	3,528	17,433
Operating expenses:
Selling and marketing	7,999	10,698	24,077
Research and development	2,374	3,982	4,419
General and administrative	10,367	14,971	23,012
Total operating expenses	20,740	29,651	51,508
Loss from operations	(13,965)	(26,123)	(34,075)
Other (expenses) income	(339)	387	(812)
Fair value change of contingent consideration	—	(1,480)	(49,503)
Interest income	64	902	575
Interest expenses	(58)	(3,068)	(4,261)
Loss before provision of income tax and noncontrolling interest, net of tax	(14,298)	(29,382)	(88,076)
Income tax expenses	(1,690)	(1,158)	(862)
Loss from continuing operations	$(15,988)	$(30,540)	$(88,938)
Discontinued operations:
(Loss) income from discontinued operations, net of taxes of $nil, $nil and $nil for the years ended December 31, 2016, 2017 and 2018	(8,066)	1,845	(594)
Net loss	(24,054)	(28,695)	(89,532)
Net loss attributable to the noncontrolling interest	—	(76)	(317)
Net loss from continuing operations attributable to Kaixin Auto Group	(15,988)	(30,464)	(88,621)
Net (loss) income from discontinued operations attributable to Kaixin Auto Group	(8,066)	1,845	(594)
Net loss attributable to Kaixin Auto Group	$(24,054)	$(28,619)	$(89,215)

Summary Consolidated Balance Sheet Data

	Years ended December 31,
	2016	2017	2018
	US$	US$	US$
	(in thousands)
Cash and cash equivalents	34,697	17,061	7,950
Restricted cash	288	47,253	5,818
Financing receivable	292,006	125,353	3,486
Inventory	—	78,701	57,950
Total current assets	349,343	318,303	115,398
Long-term financing receivable	54	8	—
Goodwill	—	64,222	75,021
Total non-current assets	163	91,792	75,834
Total assets	349,506	410,095	191,232
Total current liabilities	311,237	320,149	167,211
Total non-current liabilities	59,916	88,515	93,741
Total Liabilities	371,153	408,664	260,952
Total Kaixin Auto Group shareholders’ deficit	(21,647)	(33,222)	(102,126)
Total (deficit) equity	(21,647)	1,431	(69,720)
Total liabilities and equity	349,506	410,095	191,232

Non-GAAP Measure

In evaluating its business, Kaixin considers and uses the following non-GAAP measures as supplemental measures to review and assess its operating performance:

	Years ended December 31,
	2016	2017	2018
	US$	US$	US$
	(in thousands)
Other Consolidated Financial Data
Adjusted EBITDA(1)	(18,612)	(19,347)	(23,884)

(1)          Adjusted EBITDA represents net loss plus contingent consideration fair value change, share-based compensation expense, interest (income) expenses, income tax expenses, and depreciation.

Kaixin uses Adjusted EBITDA, which is a non-GAAP financial measure in the evaluation of its operating results and in its financial and operational decision-making. Adjusted EBITDA represents net loss plus fair value change of contingent consideration, share-based compensation expense, interest (income) expense, income tax, and depreciation. Kaixin believes that Adjusted EBITDA helps it to identify underlying trends in its business that could otherwise be distorted by the effect of certain expenses and income that it includes in net loss. Kaixin believes that Adjusted EBITDA provides useful information about its operating results, enhances the overall understanding of its past performance and future prospects and allows for greater visibility with respect to key metrics used by Kaixin’s management in its financial and operational decision-making.

Adjusted EBITDA should not be considered in isolation or construed as an alternative to net loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measure to the most directly comparable GAAP measure. Adjusted EBITDA presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to Kaixin’s data. Investors and others are encouraged to review Kaixin’s financial information in its entirety and not rely on a single financial measure.

The table below sets forth a reconciliation of our net loss to Adjusted EBITDA for the periods indicated:

	Years ended December 31,
	2016	2017	2018
	US$	US$	US$
	(in thousands)
Net loss	(24,054)	(28,695)	(89,532)
Add:
Fair value change of contingent consideration	—	1,480	49,503
Share-based compensation expense	3,707	4,502	11,436
Interest (income) expenses	(6)	2,166	3,686
Income tax expenses	1,690	1,158	862
Depreciation	51	42	161
Adjusted EBITDA	(18,612)	(19,347)	(23,884)

Employees

The employees of KAH are described in the Proxy Statement in the section entitled “Kaixin Auto Group’s Business–Employees” on page 159 and that information is incorporated herein by reference.

Properties

The facilities of KAH are described in the Proxy Statement in the section entitled “Kaixin Auto Group’s Business – Facilities” on page 159 and are incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following tables sets forth information regarding the beneficial ownership of KAH’s common stock as of April 30, 2019:

●	each person known to KAH who will be the beneficial owner of more than 5% of any class of its stock immediately after the Business Combination;

●	each of its officers and directors; and

●	all of its officers and directors as a group.

Unless otherwise indicated, KAH believes that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all KAH securities beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, KAH believes, based on the information furnished to it, that the persons and entities named in the table below will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws. All KAH stock subject to options or warrants exercisable within 60 days of the consummation of the Acquisition are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 39,445,127 shares of KAH common stock outstanding upon consummation of the Transactions.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Ordinary Shares		Approximate Percentage of Outstanding Shares of Ordinary Shares
Chen Ji	365,413	(3)	*
Thomas Jintao Ren	94,398	(3)	*
Jun Ma	23,575	(3)	*
Jinfeng Xie	248,847	(3)	*
Xiaoguang Li	22,003	(3)	*
Suli Cui	60,902	(3)	*
Lin Zhu	5,501	(3)	*
Joseph Chen	—		—
James Jian Liu	685,148	(3)	1.71%
Tianruo Pu	393	(3)	*
Lin Cong	393	(3)	*
Sing Wang	393	(3)	*
Shareholder Value Fund	5,199,572		13.18%
Renren, Inc.(2)	28,284,300		71.70%
All directors and officers as a group (12 individuals)	1,506,966	(3)	3.68%
*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Kaixin Auto Holdings, 5F, North Wing, 18 Jiuxianqiao Middle Road, Beijing, 100016, People’s Republic of China.
(2)	The address of Renren is 5F, North Wing, 18 Jiuxianqiao Middle Road, Beijing, 100016, People’s Republic of China. Renren is a reporting company under the Exchange Act which is listed on the New York Stock Exchange.
(3)	Consists of shares of common stock issuable upon exercise of options to be granted subsequent to the date of this filing under the company’s equity incentive plan.

Directors and Executive Officers

KAH’s directors and executive officers upon the Closing are described in the Proxy Statement in the section entitled “Directors, Executive Officers, Executive Compensation And Corporate Governance - Directors and Executive Officers after the Business Combination” beginning on page 231 and that information is incorporated herein by reference. Updates to the biographies of KAH’s directors are included below.

Mr. Tianruo Pu currently serves as an independent director and the chairman of the audit committee of Autohome (NYSE: ATHM), JMU (NASDAQ:JMU) and 3SBio (HKEX:1530), as well as the chairman of the audit committee of Renren Inc. (NYSE: RENN). Mr. Pu has more than twenty years of work experience in finance and accounting in both the United States and China, including chief financial officer positions with public companies. Mr. Pu received his MBA degree from Northwestern University’s Kellogg School of Management and his Master of Science degree in accounting from the University of Illinois.

Lin Cong has served as the Vice President of 58.com Group since March 2017. Before joining 58.com, he was the co-founder and chief executive officer of Youche.com, an used car dealer chain in China. Mr. Cong took the VP positions of Finance and IT with 58.com before establishing Youche.com, where he served as CEO from February 2014 to March 2017. Mr. Cong also served as management consultant with Boston Consulting Group from August 2008 to August 2009 and as an auditor with PriceWaterhouseCoopers in China from August 2002 to May 2005. Mr. Cong holds a bachelor’s degree in accounting from Tsinghua University and an M.B.A. degree from Stanford University. It is expected that Mr. Lin will be considered an independent director.

Executive Compensation

The executive compensation of KAH’s, Kaixin’s and KAH’s executive officers and directors is described in the Proxy Statement in the section entitled “Directors, Executive Officers, Executive Compensation And Corporate Governance – Compensation of Officers and Directors” beginning on page 233 and that information is incorporated herein by reference.

Certain Relationships and Related Party Transactions

The certain relationships and related party transactions of KAH are described in the Proxy Statement in the section entitled “Certain Transactions” beginning on page 236 and are incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement entitled “Kaixin Auto Group’s Business–Legal Proceedings” beginning on page 165, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information respecting KAH’s common stock, warrants, rights and units and related stockholder matters are described in the Proxy Statement in the section entitled “Price Range of Securities and Dividends” on page 17 and such information is incorporated herein by reference.

Description of Registrant’s Securities

The description of KAH’s securities is contained in the Proxy Statement in the section entitled “Description of CM Seven Star’s Securities” beginning on page 244 and is incorporated herein by reference.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Report, which is incorporated herein by reference.

Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 2.02.	Results of Operations and Financial Condition.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2018 is set forth below. Additionally, certain annual and quarterly financial information regarding Kaixin was included in the Proxy Statement in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kaixin Auto Group” beginning on page 194, which is incorporated herein by reference.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Recent Developments

On May 23, 2018, Shareholder Value Fund (“SVF”) loaned to CM Seven Star Acquisition Corporation (“CM Seven Star”), the predecessor to Kaixin Auto Holdings (“KAH”), $500,000 pursuant to a non-interest bearing promissory note, with the principal to be repaid promptly after a business combination. In the event that CM Seven Star is unable to consummate a business combination, the balance of such note will be forgiven and SVF will not be entitled to any payment thereunder. On January 24, 2019, CM Seven Star issued an unsecured non-interest bearing promissory note in the aggregate principal amount of up to $1,100,000 to SVF to pay for professional services fees related to a business combination. The principal amount of the promissory note has been fully drawn down on January 24, 2019 and matured upon the closing of the Business Combination. KAH is in the process of renegotiating the payment terms of the notes.

On January 24, 2019, SVF and Renren Inc. (“Renren”) extended the time available to complete a business combination to April 30, 2019 by depositing $1,013,629 and $1,050,000 respectively, into the CM Seven Star’s trust account. CM Seven Star issued unsecured promissory notes in the aggregate principal amount of $2,063,629 to SVF and Kaixin in exchange for those entities depositing such amount into CM Seven Star’s trust account. The notes do not bear interest and mature upon closing of a business combination by CM Seven Star. In addition, the notes may be converted by the holder into units of CM Seven Star (identical to the units issued in CM Seven Star’s initial public offering) at a price of $10.00 per unit. KAH is in the process of renegotiating the payment terms of the notes.

On April 30, 2019, KAH consummated the transactions contemplated by the Share Exchange Agreement, pursuant to which KAH acquired 100% of the equity interests of Kaixin from Renren.

On April 30, 2019, KAH executed an agreement (the “Waiver Agreement”) with SVF pursuant to which Kaixin and Renren waived certain rights under the Share Exchange Agreement in exchange for SVF’s commitment (i) to contribute $1.6 million to KAH within two weeks after the closing of the Transactions, (ii) to set a limit on the liabilities to be paid by cash (up to US$4.0 million) and noncash (up to US$2.6 million) consideration by KAH and (iii) to within one month use its best efforts to restructure the loans it has extended to KAH.

Upon the closing of the Transactions, KAH acquired 100% of the issued and outstanding securities of Kaixin, in exchange for approximately 28.3 million ordinary shares of KAH, or one KAH share for approximately 4.85 outstanding shares of Kaixin. An additional 4.7 million shares of KAH were reserved for issuance under an equity incentive plan in exchange for outstanding options in Kaixin, which were cancelled upon the closing of the Transactions. Additionally, 19.5 million earnout shares are to be issued and held in escrow. Renren may be entitled to receive earnout shares as follows: (1) if KAH’s gross revenue for the year ended December 31, 2019 is greater than or equal to RMB 5,000,000,000, Renren is entitled to receive 1,950,000 ordinary shares of KAH; (2) if KAH’s adjusted EBITDA for the year ended December 31, 2019 is greater than or equal to RMB 150,000,000, Renren is entitled to receive 3,900,000 ordinary shares of KAH, increasing proportionally to 7,800,000 ordinary shares if KAH’s adjusted EBITDA is greater than or equal to RMB 200,000,000; and (3) if KAH’s adjusted EBITDA for the year ended December 31, 2020 is greater than or equal to RMB 340,000,000, Renren is entitled to receive 4,875,000 ordinary shares of KAH, increasing proportionally to 9,750,000 ordinary shares if KAH’s adjusted EBITDA is greater than or equal to RMB 480,000,000.

Notwithstanding the Revenue and Adjusted EBITDA achieved by the post-transaction company for any period, Renren will receive the 2019 earnout shares if the stock price of KAH is higher than $13.00 for any sixty days in any period of ninety consecutive trading days during an fifteen month period following the closing, and will receive the 2019 earnout shares and the 2020 earnout shares if the stock price of KAH is higher than $13.50 for any sixty days in any period of ninety consecutive trading days during a thirty month period following the closing.

Overview

Kaixin is the largest premium used auto dealership group in China in terms of the number of cities and locations of its Dealerships, and the second largest based on revenues in 2017, according to iResearch. As of December 31, 2018, Kaixin had 14 Dealerships covering 14 cities in 12 provinces in China. On average, Kaixin’s Dealership operators have over ten years of experience in the used car industry. Kaixin provides used car buyers in China with access to a wide selection of used vehicles across its network of Dealerships, with a focus on premium brands, such as Audi, BMW, Mercedes-Benz, Land Rover and Porsche. In addition to its auto sales, for the convenience of its customers, Kaixin also provides financing channels to its customers and other in-network dealers through its partnership with several financial institutions, including Ping An Bank, Shanghai Branch. Furthermore, beginning in the third quarter of 2017, Kaixin started to offer value-added services to its customers, including insurance, extended warranties and after-sales services.

From the launch of its first Dealership market in mid-2017 to December 31, 2018, Kaixin sourced, reconditioned, marketed and sold approximately 8,590 used vehicles to customers across China. Kaixin’s sales have grown as it has increased its penetration in existing markets, expanded its network into new markets and built its brand awareness.

Basis of Presentation

Kaixin’s financial data presented herein as of December 31, 2017 and 2018 and for the years ended December 31, 2017 and 2018 have been derived from its audited consolidated financial statements, which were prepared in accordance with U.S. GAAP, and should be read in conjunction with those statements which are included elsewhere in this current report.

For accounting purposes, the acquisition has been accounted for as a reverse acquisition with KAH as the accounting acquirer. Since KAH had no operations prior to May 1, 2019, the historical financial statements of Kaixin are now the historical financial statements of KAH, and have been included in Item 9.01(a) of this report.

Key Factors Affecting Kaixin’s Results of Operations

Kaixin believes that its results of operations are significantly affected by the following key factors.

Demand for Premium Passenger Vehicles in China

Kaixin generates the substantial majority of its revenues from the sales of premium passenger vehicles and the market demand for such passenger vehicles in China directly affects its revenues. Demand for premium passenger vehicles is affected by a variety of factors, including:

●	macro-economic conditions in China, level of urbanization and household income;
●	continued increase in the number of affluent individuals and consumer sentiment toward premium automobiles;
●	continued improvement of road networks and infrastructure; and
●	PRC laws and regulations with regard to passenger vehicles.

Overall, according to iResearch, the Chinese premium automobile market has experienced significant growth in recent years. According to iResearch, the Chinese automotive industry generated approximately RMB3.4 trillion (US$488.5 billion) in sales in 2017, with used car sales accounting for approximately RMB0.6 trillion (US$86.2 billion). These figures are expected to grow to RMB4.2 trillion (US$603.2 billion) and RMB1.6 trillion (US$229.8 billion) in 2022, respectively. Among used car sales, premium used car sales value is expected to grow rapidly at a CAGR of 23.2% from RMB206.3 billion in 2017 to RMB585.3 billion in 2022, as compared with low-end used car value, which is expected to grow at a CAGR of 15.5% from RMB237.1 billion in 2017 to RMB487.0 billion in 2022, according to iResearch.

Integration of Kaixin’s Dealerships

Kaixin began to acquire majority control of used car dealers across China in the second half of 2017. Kaixin relies on its Dealerships to conduct significant aspects of its business. As of December 31, 2018, Kaixin had 14 Dealerships. Kaixin’s Dealerships and their employees directly interact with consumers, other dealerships and other platform participants, and their performance directly impacts Kaixin’s results of operations and financial condition. In addition, expansion of Kaixin’s network of Dealerships may affect Kaixin’s results of operations in the form of startup costs, acquisitions of new Dealership assets or capital injections.

Customer Engagement and Branding

Kaixin engages car buyers primarily through its network of Dealerships, its website and mobile apps, and advertising on third-party platforms. Kaixin’s ability to expand its customer base depends on the scale and performance of the Dealerships as well as its ability to expand the Dealership network. Kaixin also collaborates with leading online automotive advertising platforms to tap into their large user base. Kaixin’s success in such collaborations will affect its ability to broaden its prospective car buyer base through online channels in a cost-efficient manner.

Kaixin’s growth depends on its ability to strengthen its brand through word of mouth and advertising. The goal of these endeavors is to increase the number of visitors to Kaixin’s website, mobile apps and Dealership Outlets and increase the likelihood that visitors will purchase vehicles from Kaixin. In addition, Kaixin’s performance will be enhanced by providing a superior customer experience, which drives its ability to generate customer referrals and repeat sales.

Competitive Landscape

Kaixin’s operational model, which combines both online and offline channels to create a combination that it believes is superior to either online-only or offline-only channels, differentiates Kaixin from its competitors. Kaixin’s ability to strengthen its market position as a leading premium used auto dealership group and continue to meet the needs of its customers will continue to affect its results of operations.

Kaixin’s business is also subject to trends specific to its industry, including customer demand and the competitive landscape. The used car industry in China is highly fragmented, according to iResearch, and Kaixin sees a trend toward consolidation that will take hold in the future. In addition, Kaixin believes there are trends toward online technologies and growth of consumer auto financing in China. Competition affects not only Kaixin’s day-to-day performance in terms of its ability to acquire customers and automobile inventory, but also its ability to adapt to these trends.

Service Offerings and Pricing

Kaixin provides a variety of services to meet the needs of its customers. Kaixin plans to continue to expand and enhance its service offerings. For instance, Kaixin continues to expand its value-added service offerings and may in the future directly offer financing services to customers. Growth in Kaixin’s revenues and profitability also depends on its abilities to effectively price its solutions and services and monetize new business opportunities.

Each of Kaixin’s service offerings may have different sources of revenues, cost structures and customer bases and may face different market conditions and pricing pressures. Therefore, the ability to adjust Kaixin’s service offerings and pricing to adapt to changing market conditions may impact its results of operations.

Kaixin’s consolidated results of operations may also be affected by the timing of the launch of new service offerings. Kaixin may incur start-up costs in the early stages. A certain amount of time may be needed until a new business operation matures or generates significant revenues or net income, and Kaixin may not have pricing power until much later after launch. The timing and trend in growth in Kaixin’s revenues and profitability of new services may vary over time. Kaixin’s ability to cross-sell various service offerings to existing and new customers will also affect its results of operations.

Technology

As a used car retailer with strong online and offline presence, Kaixin has made investments in developing its proprietary technology, including its customer mobile apps and website and its Dealer SaaS system, and Kaixin believes the continued enhancement of its technology platforms and integration of technology into its operations is important to its future success. From Kaixin’s Renren parentage which gives it credibility, reputation and expertise, Kaixin believes it is well positioned to drive the implementation of new technologies in its industry to supplement its offline leadership.

Strategic Expansion and Acquisitions

Starting in the second half of 2017, Kaixin started to acquire used car dealers and had acquired 15 used car Dealerships across China and disposed of one, the Ji-nan Dealership. In 2018, Kaixin acquired two after-sales service centers. In connection with the Business Combination, Kaixin transferred its Ji’nan Dealership, which is primarily engaged in new car sales, to an affiliate of Renren, along with related assets. Kaixin intends to continue to expand its network of Dealerships to cover substantially all of Mainland China and also plan to acquire additional after-sales service centers. Kaixin may also selectively pursue acquisitions, investments, joint ventures and partnerships that it believes are strategic and complementary to its operations and technology. These acquisitions, investments, joint ventures and partnerships may affect Kaixin’s results of operations.

Financing and Access to Capital

Kaixin has historically funded its operations and expansion with support from Renren, the issuance of ABSs and term loans. Kaixin and KAH had entered into two convertible loans in January 2019 and April 2019, respectively, pursuant to which Kaixin received $20.0 million and $1.0 million, respectively. These loans have since been converted into share units and shares of KAH. In addition, KAH had entered into a share subscription agreement in January 2019 with one accredited investor to sell 750,000 of its share units at a price of $10.00 per unit, which has since closed with the closing of the Transaction. KAH it believes that the future growth and expansion of its business will involve additional debt and/or equity financing. The availability of financing, and the terms on which it is available, are expected to affect KAH’s future results of operations.

On April 30, 2019, Renren waived all the outstanding loans made to Kaixin and Kaixin’s subsidiaries without recourse by Renren or any of Renren’s subsidiaries, including the current liabilities of Kaixin’s amount due to Renren.

Components of Results of Operations

Total Net Revenues

Kaixin’s revenues are derived from financing income, automobile sales and others. The following table sets forth the breakdown of Kaixin’s total net revenues, both in absolute amount and as a percentage of its total net revenues for the periods presented:

	Years Ended December 31,
	2016		2017		2018
	U.S.$	%	U.S.$	%	U.S.$	%
	(in thousands, except for percentages)
Net revenues:
Automobile sales	—	—	88,227	75.7	420,005	97.4
Used car financing	20,778	99.7	26,426	22.7	2,317	0.5
Others	68	0.3	1,933	1.6	9,082	2.1
Total net revenues	20,846	100.0	116,586	100.0	431,404	100.0

Automobile Sales

The substantial majority of Kaixin’s automobile sales revenues are generated from the sale of used cars to customers completed through its Dealerships, with a smaller portion of its revenues generated from sales of new cars. In 2017 and 2018, respectively, Kaixin generated revenues of US$87.2 million and US$417.8 million from used car sales and revenues of US$1.0 million and US$2.2 million from new car sales.

Kaixin’s automobile sales revenues are primarily driven by the number of automobiles sold, the volume of internet traffic on its mobile apps and website, its inventory selection, the effectiveness of its branding and marketing efforts, the quality of its customer services, its pricing and competition in its industry. Kaixin expects its automobile sales revenues to increase along with the growth of its automobile sales business and Dealership network.

Financing Income

Kaixin generates revenues from its floor financing business primarily through floor financing provided to used car dealers. Kaixin records financing income and service fees related to those services over the life of the underlying financing using the effective interest method on unpaid principal amounts. The service fees collected upfront, as well as the direct origination costs for the financing, are deferred and recognized as financing income as an adjustment to the yield on a straight line basis over the life of the portfolio financing.

Kaixin provides short-term floor financing services to used car dealers to fund the car dealers’ cash needs for purchases of used cars. Kaixin’s floor financing period is no more than six months and is secured by a pledge of the dealers’ used cars with total value exceeding the principal of the financing. Kaixin charges an upfront service fee, as well as collect financing income on a monthly basis. During 2017, Kaixin provided these services to third-party used car dealers in addition to its Dealerships. Kaixin currently only extends new floor financing to its Dealerships, such that the intracompany loans and principal and interest payments are consolidated in its financial statements, while Kaixin pays interest at a group level to lenders when the funds involved in the loan are obtained from a third-party financing partner.

Others

Other revenues consist of fees paid to Kaixin by insurance companies and financial institutions for facilitation services provided for assisting customers to obtain related financing and insurance for their car purchases. Kaixin expects its other revenues to increase along with the growth of these service offerings.

In addition to revenues directly generated from the sales of used cars, Kaixin also collects fees for agency services in connection with the used car sales pursuant to profit-sharing terms in its arrangements with other used car dealers and Kaixin Affiliated Network Dealers. Kaixin has historically recognized limited other revenues from consignment sale arrangements with other used car dealers. Revenues in connection with used car sales pursuant to arrangements with Kaixin Affiliated Network Dealers were nil during 2017 as Kaixin only initiated operations under this model in 2018 and were US$2.1 million in 2018.

For a detailed discussion of how revenues are recognized in Kaixin’s financial statements, see “— Critical Accounting Policies, Judgments and Estimates — Revenue Recognition.”

Cost of Revenues

Cost of revenues consists of costs directly related to automobile sales, costs incurred related to financing operations and others. The following table sets forth the breakdown of Kaixin’s cost of revenues, both in absolute amount and as a percentage of its total net revenues, for the periods presented:

	Years Ended December 31,
	2016		2017		2018
	U.S.$	%	U.S.$	%	U.S.$	%
	(in thousands, except for percentages)
Cost of revenues:
Automobile sales	—	—	85,050	75.2	399,274	96.4
Cost of financing income	10,874	77.3	15,259	13.5	3,327	0.8
Provision for financing receivable	3,165	22.5	12,717	11.3	10,941	2.7
Others	32	0.2	32	0.0	429	0.1
Total	14,071	100.0	113,058	100.0	413,971	100.0

Automobile Sales

Cost of revenues for automobile sales consists of costs directly related to automobile sales, including inventory acquisition, inspection and reconditioning. Kaixin expects its cost of revenues for automobile sales to increase in line with the growth of its automobile sales business.

Cost of Financing Income

Cost of revenues for Kaixin’s floor finance business primarily includes interest expenses paid to investors, and interest paid on ABSs. Funds for Kaixin’s floor finance business were historically provided by its issuance of ABSs collateralized by credit financing, and by other peer-to-peer platforms.

Provision for Financing Receivable

Provisions for financing receivables losses are also recognized as cost of revenues of Kaixin’s floor financing business. Kaixin accrues provisions for financing receivables when it believes the future collection of principal is unlikely, based on the creditworthiness of customers, aging of the outstanding receivable and other circumstances.

Others

Other cost of revenues primarily includes costs of broadband network services. Kaixin expects its other cost of revenues to increase in line with the expansion of its after-sales services.

Operating Expenses

Kaixin’s operating expenses consist of general and administrative expenses, selling and marketing expenses and research and development expenses. The following table sets forth Kaixin’s operating expenses for continuing operations, both as absolute amounts and as percentages of its total net revenues for the periods indicated.

	Years Ended December 31,
	2016		2017		2018
	U.S.$	%	U.S.$	%	U.S.$	%
	(in thousands, except for percentages)
Operating expenses:
General and administrative	10,367	50.0	14,971	50.5	23,012	44.7
Selling and marketing	7,999	38.6	10,698	36.1	24,077	46.7
Research and development	2,374	11.4	3,982	13.4	4,419	8.6
Total operating expenses	20,740	100.0	29,651	100.0	51,508	100.0

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and benefits for Kaixin’s general and administrative personnel and fees and expenses for third-party professional services. Kaixin’s general and administrative expenses may increase in the future on an absolute basis as its business grows.

Selling and Marketing Expenses

Selling and marketing expenses consist primarily of salaries, benefits and commissions for Kaixin’s selling and marketing personnel and advertising and promotion expenses. Kaixin’s selling and marketing expenses may increase in the near term if it increases its promotion expenses for the Kaixin Auto brand or other services.

Research and Development Expenses

Research and development expenses consist primarily of salaries and benefits for Kaixin’s research and development personnel. Kaixin’s research and development expenses may increase in the near term on an absolute basis as it intends to hire additional research and development personnel to develop new features for its various services and further improve its technology infrastructure.

Share-Based Compensation

Kaixin’s share-based compensation arises from share-based awards, including restricted share units and share options for the purchase of ordinary shares granted to employees and certain members of Renren’s management who provide services to Kaixin. In 2017 and 2018, Kaixin recognized share-based compensation expense of US$4.5 million and US$2.4 million, respectively, reflecting expenses of Renren in respect of share-based compensation related to Kaixin’s management and employees.

On January 31, 2018, Kaixin adopted a stock incentive plan, whereby 40,000,000 ordinary shares of Kaixin Auto Group were made available for future grants for employees or consultants of Kaixin either in the form of share options or restricted shares. The plan was amended and restated in May 2018 to include up to 140,000,000 ordinary shares being made available for granting as awards. For employee stock options, Kaixin recorded share-based compensation of $9.0 million for the year ended December 31, 2018.

Additionally, Kaixin is required to classify share options granted to its employees, directors and consultants as equity awards and recognize share-based compensation expense based on the fair value of such share options, with the share-based compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. All of Kaixin’s options to purchase its ordinary shares were granted after December 31, 2017.

Taxation

Cayman Islands

Kaixin is an exempted company incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, Kaixin is not subject to tax based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. In addition, upon payment of dividends by Kaixin to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Kaixin’s subsidiary incorporated in Hong Kong is subject to Hong Kong profit tax. With effect from 1 April 2018, a two-tiered profits tax rates regime applies. The profits tax rate for the first HKD 2 million of corporate profits is 8.25%, while the standard profits tax rate of 16.5% remains for profits exceeding HKD 2 million. No Hong Kong profit tax has been levied as Kaixin did not have assessable profit that was earned in or derived from the Hong Kong subsidiary during the periods presented. Hong Kong does not impose a withholding tax on dividends. .

China

Generally, Kaixin’s subsidiaries and consolidated variable interest entities in China are subject to enterprise income tax on their taxable income in China at a rate of 25%. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

Kaixin is subject to value-added tax (“VAT”), at a rate of 6% on the services it provides to customers, less any deductible VAT it has already paid or borne. Kaixin is subject to VAT at a rate of 17% on the sales of new automobiles. Kaixin is also subject to surcharges on VAT payments in accordance with PRC law.

Dividends paid by Kaixin’s wholly foreign-owned subsidiary in China to its intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital in which case the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%.

If Kaixin’s holding company in the Cayman Islands or any of Kaixin’s subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%.

Discontinued Operations

In May 2016, Kaixin terminated its Renren Fenqi business, a financial platform providing credit financing to college students in China for making purchases on e-commerce platforms on an installment payment basis. Renren Fenqi was further transferred back to Renren in December 2017. Such disposal affected Kaixin’s results of operations and was considered discontinued operations. Accordingly, assets, liabilities, revenue and expenses as well as cash flow related to the Renren Fenqi business have been reclassified in Kaixin’s accompanying consolidated financial statements as discontinued operations for all periods presented.

In December 2018, Kaixin completed the transfer of its Ji’nan Dealership, which is primarily engaged in new car sales, to an affiliate of Renren, along with related assets. Such disposal affected Kaixin’s results of operations and was considered discontinued operations. Accordingly, assets, liabilities, revenue and expenses as well as cash flow related to the Ji’nan Dealership have been reclassified in Kaixin’s accompanying consolidated financial statements as discontinued operations for all periods presented.

Results of Operations

The following tables set forth a summary of Kaixin’s consolidated results of operations for the periods presented. This information should be read together with Kaixin’s consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Years ended December 31,
	2016	2017	2018
	US$	US$	US$
	(in thousands)
Net revenues:
Automobile sales	$–	$88,227	$420,005
Financing income	20,778	26,426	2,317
Others	68	1,933	9,082
Total net revenues	20,846	116,586	431,404
Cost of revenues:
Automobile sales	–	85,050	399,274
Cost of financing income	10,874	15,259	3,327
Provision for financing receivable	3,165	12,717	10,941
Others	32	32	429
Total cost of revenues	14,071	113,058	413,971
Gross profit	6,775	3,528	17,433
Operating expenses:
Selling and marketing	7,999	10,698	24,077
Research and development	2,374	3,982	4,419
General and administrative	10,367	14,971	23,012
Total operating expenses	20,740	29,651	51,508
Loss from operations	(13,965)	(26,123)	(34,075)
Other (expenses) income	(339)	387	(812)
Fair value change of contingent consideration	–	(1,480)	(49,503)
Interest income	64	902	575
Interest expenses	(58)	(3,068)	(4,261)
Loss before provision of income tax and noncontrolling interest, net of tax	(14,298)	(29,382)	(88,076)
Income tax expenses	(1,690)	(1,158)	(862)
Loss from continuing operations	$(15,988)	$(30,540)	$(88,938)
Discontinued operations:
(Loss) income from discontinued operations, net of taxes of $nil, $nil and $nil for the years ended December 31, 2016, 2017 and 2018	(8,066)	1,845	(594)
Net loss	(24,054)	(28,695)	(89,532)
Net loss attributable to the noncontrolling interest	–	(76)	(317)
Net loss from continuing operations attributable to Kaixin Auto Group	(15,988)	(30,464)	(88,621)
Net (loss) income from discontinued operations attributable to Kaixin Auto Group	(8,066)	1,845	(594)
Net loss attributable to Kaixin Auto Group	$(24,054)	$(28,619)	$(89,215)

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Net Revenues.

Kaixin’s total net revenues increased significantly from US$116.6 million in 2017 to US$431.4 million in 2018, primarily due to the substantial increase of its used car sales business which was launched in the second half of 2017, the related expansion of its Dealership network and the increase in the number of used cars sold.

Automobile Sales. Kaixin’s revenues from automobile sales increased from US$88.2 million in 2017 consisting of US$87.2 million in used car sales and US$1.0 million in new car sales, to US$420.0 million in 2018, consisting of US$417.8 million in used car sales and US$2.2 million in new car sales. This was due to the launch of Kaixin’s automobile sales business in the second half of 2017. The numbers of cars sold in 2017 and 2018 were 1,829 and 6,904 respectively, and the average sales price increased from US$48 thousand in 2017 to US$61 thousand in 2018.

Financing Income. Kaixin’s financing income revenues decreased from US$26.4 million in 2017 to US$2.3 million in 2018. The decrease was primarily due to the shift in our business focus to used car sales as opposed to our third-party floor financing business, which led to a decline in loan volumes, which decreased from US$649.7 million in 2017 to US$13.2 million in 2018.

Other. Kaixin’s other revenues increased significantly from US$1.9 million in 2017 to US$9.1 million in 2018, primarily due to revenues from value-added services related to its auto sales business and the expansion of its Dealership network.

Cost of revenues.

Kaixin’s cost of revenues increased significantly from US$113.1 million in 2017 to US$414.0 million in 2018, primarily due to the increase in the cost of revenues associated with Kaixin’s used car sales business which was launched in the second half of 2017.

Automobile Sales. Kaixin’s cost of revenues for automobile sales increased significantly from US$85.1 million in 2017 to US$399.3 million in 2018. This was primarily due to the rapid growth of Kaixin’s used car sales business and the expansion of its Dealership network, which was launched in the second half of 2017.

Cost of Financing Income. Kaixin’s cost of revenues for its floor financing business decreased from US$15.3 million in 2017 to US$3.3 million in 2018, the decrease primarily due to the shift in our business focus to used car sales as opposed to our third-party floor financing business, which led to a decline in cost of financing income.

Provision for Financing Receivable. Kaixin’s provision for financing receivable decreased from US$12.7 million in 2017 to US$10.9 million in the 2018, primarily due to Kaixin terminated the financing business in 2018. The provision recorded in 2018 related to the outstanding financing receivables generated from the financing business historically.

Other. Kaixin’s other cost of revenues increased from US$0.03 million in 2017 to US$0.4 million in 2018. Kaixin expects that its other cost of revenues will increase going forward in connection with the expansion of its after-sales services.

Gross Profit.

Kaixin’s gross profit increased from US$3.5 million in 2017 to US$17.4 million in 2018. The increase was primarily due to the significant increase in gross profit attributable to our automobile sales business, which increased from US$3.2 million in 2017 to US$20.7 million in 2018, and gross profit from other revenues increased from US$1.9 million in 2017 to US$8.7 million in 2018, partially offset by a decrease in gross profit attributable to our financing business, which decreased from negative US$1.5 million to negative US$12.0 million.

Operating Expenses.

Kaixin’s total operating expenses increased from US$29.7 million in 2017 to US$51.5 million in 2018, primarily due to investments in the growth of its auto sales business and the expansion of its Dealership network, which resulted in increased operating expenses and personnel costs and an increase in share-based compensation expenses.

General and administrative expenses. Kaixin’s general and administrative expenses increased from US$15.0 million 2017 to US$23.0 million in 2018, primarily due to the rapid growth of its auto sales business and the expansion of its Dealership network, which contributed to a US$0.6 million increase in personnel and other costs, and a US$ 5.3 million increase in share-based compensation expenses in 2018.

Selling and marketing expenses. Kaixin’s selling and marketing expenses increased from US$10.7 million in 2017 to US$24.1 million in 2018. The increase was primarily due to the rapid growth of Kaixin’s auto sales business and the expansion of its Dealership network, which resulted in increased personnel and other costs.

Research and development expenses. Kaixin’s research and development expenses increased from US$4.0 million in 2017 to US$4.4 million in 2018, primarily due to the rapid growth of its auto sales business and the expansion of its Dealership network, which resulted in increased personnel and other costs, as well as the development of Kaixin’s Dealer SaaS system, which also resulted in increased personnel costs.

Fair value change of contingent consideration

Fair value change of contingent consideration was US$1.5 million in 2017, as compared to US$49.5 million in 2018. This was related to certain non-cash fair value change in contingent consideration payable for acquisitions of Kaixin’s Dealerships.

Other (expenses) income.

Other income was US$0.4 million in 2017, as compared to other expense of US$0.8 million in 2018.

Interest income.

Kaixin’s interest income was US$0.9 million in 2017 and US$0.6 million in 2018.

Interest expenses.

Kaixin’s interest expenses increased from US$3.1 million in 2017 to US$4.3 million in 2018. The increase primarily reflected interest on term loan agreements.

Income tax expense.

Kaixin’s income tax expense was US$1.2 million in 2017 and US$0.9 million in 2018.

Loss from continuing operations.

As a result of the foregoing, Kaixin recorded a loss of US$30.5 million from continuing operations in 2017 and a loss of US$88.9 million from continuing operations in 2018.

Income (loss) from discontinued operations.

Kaixin recorded income from discontinued operations of US$1.8 million in 2017, reflecting the performance of the discontinued Renren Fenqi business. Loss from discontinued operating was US$0.6 in 2018, reflecting the performance of the discontinued Ji’nan Dealership.

Net loss.

As a result of the foregoing, Kaixin’s net loss increased from US$28.7 million in 2017 to US$89.5 million in 2018.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Net Revenues.

Kaixin’s total net revenues increased significantly from US$20.8 million in 2016 to US$116.6 million in 2017 primarily due to the revenues of its used car sales business which was launched in the second half of 2017, the related expansion of its Dealership network and the increase in the number of used cars sold.

Automobile Sales. Kaixin did not derive any revenues from automobile sales in 2016, while its revenues from automobile sales were US$88.2 million in 2017 consisting of US$87.2 million in used car sales and US$1.0 million in new car sales. This was due to the launch of Kaixin’s automobile sales business in the second half of 2017.

Financing Income. Kaixin’s financing income revenues increased from US$20.8 million in 2016 to US$26.4 million in 2017. The increase was primarily due to the continued growth of Kaixin’s floor financing. The increase was primarily due to an increase in interest earned partially offset by a decline in loan volumes, which decreased from US$742.8 million in 2016 to US$649.7 million in 2017.

Other. Kaixin’s other revenues increased significantly from US$0.1 million in 2016 to US$1.9 million in 2017, primarily due to revenues from value-added services related to its auto sales business and the expansion of its Dealership network, which was launched in the second half of 2017.

Cost of revenues.

Kaixin’s cost of revenues increased significantly from US$14.1 million in 2016 to US$113.1 million in 2017, primarily due to the increase in the cost of revenues associated with Kaixin’s used car sales business which was launched in the second half of 2017.

Automobile Sales. Kaixin’s cost of revenues for automobile sales was US$85.1 million in 2017, while it did not incur such cost of revenues in 2016. This was primarily due to the rapid growth of Kaixin’s used car sales business and the expansion of its Dealership network, which was launched in the second half of 2017.

Cost of Financing Income. Kaixin’s cost of revenues for its floor financing business increased from US$10.9 million in 2016 to US$15.3 million in 2017, primarily due to increased cost of capital resulting from higher interest rates paid to investors in its floor financing business.

Provision for Financing Receivable. Kaixin’s provision for financing receivable increased from US$3.2 million in 2016 to US$12.7 million in 2017, reflecting an increase in doubtful financing receivables due in part to regulatory pressures on the peer-to-peer financing environment in China as described under “— Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017 — Provision for Financing Receivable.”, and related deterioration in credit performance of related assets which have continued to date. This resulted in an increase in Kaixin’s financing receivable past due for which Kaixin recorded the foregoing provisions.

Other. Kaixin’s other cost of revenues remained stable and insignificant in both 2016 and 2017. Kaixin expects that its other cost of revenues will increase going forward in connection with the expansion of its after-sales services.

Gross Profit.

Kaixin’s gross profit decreased from US$6.8 million in 2016 to US$3.5 million in 2017. The increase was primarily due to the increase in gross profit attributable to our automobile sales business, which increased from US$nil in 2016 to US$3.2 million in 2017, partially offset by a decrease in gross profit attributable to our financing business, which decreased from US$6.7 million in 2016 to negative US$1.6 million in 2017. The decrease in gross profit attributable to our financing business was largely attributable to an increase in provision for financing receivable from US$3.2 million in 2016 to US$12.7 million in 2017.

Operating Expenses.

Kaixin’s total operating expenses increased from US$20.7 million in 2016 to US$29.7 million in 2017, primarily due to investments in the growth of its auto sales business and the expansion of its Dealership network, which resulted in increased operating expenses and personnel costs.

General and administrative expenses. Kaixin’s general and administrative expenses increased from US$10.4 million in 2016 to US$15.0 million in 2017, primarily due to the rapid growth of its auto sales business and the expansion of its Dealership network, which resulted in increased personnel and other costs.

Selling and marketing expenses. Kaixin’s selling and marketing expenses increased from US$8.0 million in 2016 to US$10.7 million in 2017. The increase was primarily due to the rapid growth of Kaixin’s auto sales business and the expansion of its Dealership network, which resulted in increased personnel and other costs.

Research and development expenses. Kaixin’s research and development expenses increased from US$2.4 million in 2016 to US$4.0 million in 2017, primarily due to the rapid growth of its auto sales business and the expansion of its Dealership network, which resulted in increased personnel and other costs.

Other (expenses) income

Other expense was US$0.3 million in 2016, as compared to other income of US$0.4 million in 2017.

Fair value change of contingent consideration

Fair value change of contingent consideration was nil in 2016, as compared to US$1.5 million in 2017. This was related to certain non-cash fair value change in contingent consideration payable for acquisitions of Kaixin’s Dealerships.

Interest income.

Kaixin’s interest income increased from US$0.1 million in 2016 to US$0.9 million in 2017. The increase was primarily due to an increase in the amount of Kaixin’s deposits at commercial banks, including restricted cash deposited with lenders in connection with its term loan agreements.

Interest expenses.

Kaixin’s interest expenses increased from US$0.1 million in 2016 to US$3.1 million in 2017. The increase primarily reflected interest on term loan agreements.

Income tax expense.

Kaixin’s income tax expense decreased from US$1.7 million in 2016 to US$1.2 million in 2017, primarily as a result of certain losses that were not deductible for tax purposes in 2016.

Loss from continuing operations.

As a result of the foregoing, Kaixin recorded a loss of US$16.0 million from continuing operations in 2016 and a loss of US$30.5 million from continuing operations in 2017.

Income (loss) from discontinued operations.

Kaixin recorded a loss from discontinued operations of US$8.1 million in 2016 and income from discontinued operations of US$1.8 million in 2017, reflecting the performance of the discontinued Renren Fenqi business and the discontinued Ji’nan Dealership.

Net loss.

As a result of the foregoing, Kaixin’s net loss increased from US$24.1 million in 2016 to US$28.7 million in 2017.

Liquidity and Capital Resources

Cash Flows and Working Capital

Kaixin’s primary sources of liquidity have been funding from Renren, proceeds from the transfer of creditors’ rights to investors and proceeds from the issuance of ABSs, which have historically been sufficient to meet Kaixin’s working capital and substantially all of its capital expenditure requirements.

In January 2016 and September 2016, Kaixin originated the issuance of two Shanghai Renren Finance Leasing Asset-Backed Special Plans (the “Plans”) in the amount of approximately US$46.1 million (RMB299.8 million) and US$78.5 million (RMB510.6 million), respectively. The Plans are collateralized by certain financing receivables arising from Kaixin’s used car financing business. The Plans expired in May 2018. The Plans consist of three tranches: AAA-rated senior securities (covering 68.0% and 70.5% of the total securities issued, respectively) and AA-rated senior securities (covering 10.5% and 11.0% of the total securities issued, respectively) which were purchased by external investors, and subordinate securities (covering 21.5% and 18.5% of the total securities issued, respectively) held by Kaixin. Kaixin also provided a guarantee to secure the full repayment of the principal and interest of the external investors in the Plans. The assets of the Plans are not available to Kaixin’s creditors. In addition, the investors of the Plans have no recourse against Kaixin’s assets. As of the date hereof, Kaixin did not have any amounts outstanding under the Plans, which were fully repaid in April 2018.

Through the peer-to-peer platforms and the Plans, Kaixin has from time to time identified individual investors to which it has transferred creditors’ rights originated from the aforementioned financing services to the individual investors in exchange for cash. Kaixin offers different investment periods and interest rates to investors in connection with such transfers. The terms of the sales require Kaixin to repurchase those creditors’ rights from investors prior to or upon the maturity of the investment period. As of December 31, 2017 and December 31, 2018, Kaixin had approximately US$137.0 million and nil, respectively, of payables to investors outstanding, which were classified as short-term payables to investors on its balance sheet as their term was less than one year. While Kaixin’s business practices are subject to change based on commercial developments, Kaixin does not currently plan to engage in similar transfers in the future.

Kaixin has also entered into term loans with commercial banks in China from time to time. Kaixin does not have any outstanding term loans as of the date of this Current Report on Form 8-K. As of December 31, 2017 and December 31, 2018, Kaixin had outstanding loans in the amount of US$89.1 million and US$49.9 million, respectively, under term loan agreements.

On January 28, 2019, Kaixin, CM Seven Star and an investor entered into a convertible loan agreement pursuant to which the investor has agreed to invest US$23 million into Kaixin with interest payable at the loan interest rate as stipulated by the People’s Bank of China. An additional penalty interest rate will apply for unremitted amounts in the event of a default. US$20 million of the loan was advanced to Kaixin on January 28, 2019, and the remaining US$3 million is to be advanced to Kaixin on January 31, 2020. Upon completion of the business combination, amounts outstanding under the convertible loan was converted into units of KAH at a conversion price of US$10.00 per unit, and subsequent amounts payable under the loan will immediately convert into units of KAH at a conversion price of US$10.00 per unit.

On April 25, 2019, Kaixin, CM Seven Star and an investor had entered into a convertible loan agreement pursuant to which the investor invested US$1.0 million into Kaixin with interest payable at the loan interest rate as stipulated by the People’s Bank of China. An additional penalty interest rate will apply for unremitted amounts in the event of a default. Upon completion of the business combination, amounts outstanding under the convertible loan was converted into shares of KAH at a conversion price of US$10.00 per share.

On May 6, 2019, Kaixin obtained a letter of financial support from Renren, pursuant to which Renren agreed to provide continuing financial support to enable Kaixin to meet in full its financial obligations as they come due for a period of twelve months beginning May 6, 2019.

Kaixin believes that its anticipated cash flows from operating activities will be sufficient to meet its anticipated working capital requirements and capital expenditures in the ordinary course of business for the next 12 months. Kaixin may, however, need additional cash resources in the future if it experiences changes in business conditions or other developments, or if it finds and wishes to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If Kaixin determines that its cash requirements exceed the amount of cash and cash equivalents it has on hand at the time, it may seek to issue equity or debt securities or obtain credit facilities. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict Kaixin’s operations. There can be no assurance that financing will be available in amounts or on terms acceptable to Kaixin, if at all.

Although Kaixin consolidates the results of Shanghai Jieying and Qianxiang Changda, its access to cash balances or future earnings of these entities is only through its contractual arrangements with Shanghai Jieying and Qianxiang Changda and their respective shareholders and subsidiaries

Net cash used in operating activities of US$73.7 million in 2017 and US$9.7 million in 2018.

Kaixin had cash and cash equivalents and restricted cash of approximately US$64.4 million as of December 31, 2017. Cash and cash equivalents and restricted cash were approximately US$13.8 million as of December 31, 2018.

The following table sets forth a summary of Kaixin’s cash flows for the periods presented:

	Years Ended December 31,
	2016	2017	2018
	US$	US$	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash used in operating activities	(8,537)	(73,684)	(9,749)
Net cash (used in) provided by investing activities	(172,642)	162,411	98,982
Net cash provided by (used in) financing activities	205,863	(59,734)	(138,637)
Cash and cash equivalents and restricted cash at beginning of period	8,011	34,985	64,447
Cash and cash equivalents and restricted cash at end of period	34,985	64,447	13,768

Operating Activities

Net cash used in operating activities was US$73.7 million and US$9.7 million in 2017 and 2018, respectively.

Net cash used in operating activities was US$73.7 million in 2017. The principal items accounting for the difference between Kaixin’s net loss and net cash used in operating activities in 2017 were purchases of inventory of US$67.2 million in connection with the growth of its used car sales business, an increase in prepaid expenses and other current assets of US$20.0 million primarily due to an increase of advance to third party dealerships and a decrease in payable to investors of US$4.0 million relating to Kaixin’s ABSs. These items were partially offset by an increase in accounts payable of US$13.6 million, provision for financing receivable losses of US$12.7 million due to an increase of Kaixin’s financing receivable past due, an increase in advances from customers of US$6.4 million due to cash received from customers of automobile sales prior to delivery, and share-based compensation provided by Renren to Kaixin’s employees of US$4.5 million.

Net cash used in operating activities was US$9.7 million in 2018, compared with net cash used in operating activities of US$73.7 million in 2017. The principal items accounting for the difference between Kaixin’s net loss and its net cash provided by operating activities in 2018 were an decrease in inventory of US$30.2 million and an decrease in accounts payable of US$2.4 million These items were partially offset by an increase in amounts due to related parties of US$4.9 million, an increase in prepaid expenses and other current assets of US$23.0 million, write-offs for advance to supplier related to Ji’nan Dearlership of US$16.8 million, and share-based compensation of US$11.4 million.

Investing Activities

Net cash used in investing activities was US$162.4 million in 2017, compared to net cash provided by investing activities of US$99.0 million in 2018.

Net cash used in investing activities was US$162.4 million in 2017, which was mostly attributable to repayments from customers of financing provided of Kaixin’s floor financing business of US$925.7 million. This was partially offset by payments of cash related to financing provided to used car dealerships customers of Kaixin’s floor financing business of US$748.5 million.

Net cash provided by investing activities was US$99.0 million in 2018, which was mostly attributable to repayments from customers of financing provided of Kaixin’s floor financing business of US$109.7 million.

Financing Activities

Net cash provided by financing activities was US$59.7 million 2017, compared with net cash used in financing activities of US$138.6 million in 2018.

Net cash used in financing activities was US$59.7 million 2017, which was primarily attributable to payment to investors of US$1,680.9 million, partially offset by proceeds from investors of US$1,568.9 million, proceeds from borrowings of US$92.5 million offset by repayment of borrowings of US$14.1 million, primarily from Kaixin’s term loan financing arrangements.

Net cash used in financing activities was US$138.6 million in 2018, which was primarily attributable to principal payment to investors mainly related to Kaixin’s floor financing business of US$187.9 million, partially offset by proceeds from investors mainly related to Kaixin’s floor financing business of US$57.8 million.

Capital Expenditures

Kaixin made capital expenditures of US$21 thousand and US$764 thousand in 2017 and 2018, respectively. In these periods, Kaixin’s capital expenditures were mainly used to purchase servers, computers and other equipment for its business. Kaixin will continue to make capital expenditures to meet the expected growth of its business and expect to incur greater capital expenditures in 2018 for equipment used in its after-sales service centers.

Commitments and Contractual Obligations

The following table presents the Company’s material contractual obligations as of December 31, 2018:

Contractual Obligations (unaudited)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	US$
	(in thousands)
Loan Obligations(1)	50,930	50,930	—	—	—
Operating Lease Obligations	8,699	3,018	3,706	984	991

(1)	Loan obligations include our obligations under both our long-term and short-term debt agreements as well as the interest on those debts. Refer to note 10 to our consolidated financial statements.

Off-balance Sheet Arrangements

Kaixin is not a party to any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

Substantially all of Kaixin’s revenues and substantially all of its expenses are denominated in Renminbi. The functional currency of Kaixin’s company is the U.S. dollar. The functional currency of Kaixin’s subsidiary in the PRC, the VIE and the VIE’s subsidiaries is the Renminbi, and the functional currency of Kaixin’s Hong Kong subsidiaries is the Hong Kong Dollar. Kaixin uses the U.S. dollar as its reporting currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations. Due to foreign currency translation adjustments, Kaixin had a foreign exchange gain, net, of US$3.6 million in 2017 and a foreign exchange gain, net, of US$0.4 million in 2018.

To date, Kaixin has not entered into any hedging transactions in an effort to reduce its exposure to foreign currency exchange risk. Although Kaixin’s exposure to foreign exchange risks is generally limited, the value of Kaixin’s ordinary shares will be affected by the exchange rate between the U.S. dollar and the RMB because the value of Kaixin’s business is effectively denominated in RMB, while our ordinary shares will be traded in U.S. dollars.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China, or the PBOC. The PRC government allowed the Renminbi to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, the exchange rate between the Renminbi and the U.S. dollar had been stable and traded within a narrow band. Since June 2010, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar, though there have been periods when the Renminbi has depreciated against the U.S. dollar. In particular, on August 11, 2015, the PBOC allowed the Renminbi to depreciate by approximately 2% against the U.S. dollar. Since then and until the end of 2017, the Renminbi has depreciated against the U.S. dollar by approximately 2.83%. It is difficult to predict how long the current situation may last and when and how the relationship between the Renminbi and the U.S. dollar may change again.

To the extent that Kaixin needs to convert U.S. dollars into Renminbi for its operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount Kaixin receives from the conversion. Conversely, if Kaixin decides to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on its ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amounts available to Kaixin.

Interest Rate Risk

Kaixin have not been exposed to material risks due to changes in market interest rates, and it has not used any derivative financial instruments to manage Kaixin’s interest risk exposure. However, Kaixin cannot provide assurance that it will not be exposed to material risks due to changes in market interest rate in the future.

Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Inflation

Since inception, inflation in China has not materially affected Kaixin’s results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2016 was an increase of 1.9%. Although Kaixin has not been materially affected by inflation in the past, it may be affected if China experiences higher rates of inflation in the future.

Internal Control Over Financial Reporting

In 2018, Kaixin has been a subsidiary of a listed company with limited accounting personnel and other resources with which to address its internal control and procedures over financial reporting. In the course of preparing Kaixin’s consolidated financial statements for the year ended December 31, 2018, Kaixin identified one material weakness in Kaixin’s internal control over financial reporting as of December 31, 2018. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Kaixin’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to having inadequate controls designed over the accounting of significant and complex transactions to ensure that those transactions are properly accounted for in accordance with U.S. GAAP. Specifically, Kaixin’s management concluded that it lacked sufficient accounting and financial reporting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address the complex accounting issues involved in the application of purchase accounting principles in connection with the acquisition of used car dealerships as described in note 5 of the accompanying financial statements. Neither Kaixin nor its independent registered public accounting firm undertook a comprehensive assessment of Kaixin’s internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in Kaixin’s internal control over financial reporting. Kaixin is required to do so only after Kaixin becomes a public company. Had Kaixin performed a formal assessment of its internal control over financial reporting or had its independent registered public accounting firm performed an audit of Kaixin’s internal control over financial reporting, additional control deficiencies may have been identified.

To remedy Kaixin’s identified material weakness, it has started adopting measures to improve its internal control over financial reporting, including, among others: (i) hiring additional financial professionals with relevant experience, skills and knowledge in accounting and disclosure for complex transactions under the requirements of U.S. GAAP and SEC reporting requirements, including disclosure requirements for complex transactions under U.S. GAAP, to provide the necessary level of leadership to Kaixin’s finance and accounting function and increasing the number of qualified financial reporting personnel, (ii) improving the capabilities of existing financial reporting personnel through training and education in the accounting and reporting requirements under U.S. GAAP, SEC rules and regulations and the Sarbanes-Oxley Act, (iii) engaging an independent third-party consultant to assist in establishing processes and oversight measures to comply with the requirements under the Sarbanes- Oxley Act, and (iv) designing and implementing robust financial reporting and management controls over future acquisitions of additional Dealerships.

Critical Accounting Policies, Judgments and Estimates

Kaixin prepares its financial statements in accordance with U.S. GAAP, which requires its management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Kaixin continually evaluate these judgments and estimates based on its own historical experience, knowledge and assessment of current business and other conditions, its expectations regarding the future based on available information and assumptions that it believes to be reasonable, which together form its basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, Kaixin’s actual results could differ from those estimates. Some of Kaixin’s accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing Kaixin’s financial statements. Kaixin believes the following accounting policies involve the most significant judgments and estimates used in the preparation of its financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with Kaixin’s consolidated financial statements and other disclosures included in this Current Report on Form 8-K.

Revenue recognition

Kaixin’s revenue mostly includes revenue from its automobile sales and financing income generated from its used car dealership finance services. Under FASB Revenue Recognition (Topic 605), Kaixin recognized revenues when a persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured.

Kaixin adopted the Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”) on January 1, 2018, using the modified retrospective method. ASC 606 prescribes a five-step model that includes: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied. Based on the manner in which Kaixin historically recognized revenue, the adoption of ASC 606 did not have a material impact on the amount or timing of its revenue recognition and Kaixin recorded no cumulative effect adjustment upon adoption. Additionally, Kaixin concluded that revenue generated from used car financing services is excluded from the scope of the new revenue standard as it represents revenue within the scope of ASC 310, Receivables, which is explicitly excluded from the scope of ASC 606.

Automobile sales

Kaixin purchases automobiles from unrelated individuals, third party dealerships or manufacturers and suppliers and sells them directly to its customers through its local dealer shops. The prices of used vehicles are set forth in the customer contracts at stand-alone selling prices to which are agreed prior to delivery. Kaixin satisfies its performance obligation for used vehicle sales upon delivery when the transfer of title, risks and awards of ownership and control pass to the owner. Kaixin recognizes revenue at the agreed upon purchase price stated in the contract, including any delivery charges. When cash is received from customers prior to delivery of the vehicle, Kaixin records such cash as advance from customers in its consolidated balance sheet, which is immaterial as of December 31, 2018.

Financing

Kaixin generates revenue from its financing services business primarily through financing provided to used automobile dealers. Specifically, Kaixin provides short-term financing services to used car dealers to fund the car dealers’ cash needs for used car purchasing. The financing period is no more than six months and is secured by a pledge of the dealers’ used car with total value exceeding the principal of the financing. Kaixin charges an upfront service fee as well as financing income on a monthly basis. Kaixin records financing income and service fees related to those services over the life of the underlying financing using the effective interest method on the unpaid principal amounts. The service fees collected upfront, as well as the direct origination costs of the financing, are deferred and recognized as financing income as an adjustment to the yield on a straight line basis over the life of the used car financing.

Other revenues

Kaixin’s other revenues mainly include revenue generated from agency fees in connection with arrangement with third party dealers whereas Kaixin facilitates sales of their cars. Kaixin does not control the ownership of the automobiles, but rather is acting as an agent for the third party dealers. Revenue is recognized for the net amount of commission Kaixin entitles to retain in exchange for the agency service. The revenue recognized in the year 2018 is immaterial. Other revenues also includes commissions received by Kaixin from insurance companies and banks for its facilitation services provided to assist customers obtaining related insurance and financing for their automobile purchases. Revenue recognized related to those services are immaterial to the periods presented.

Inventory

Inventory consists of the purchased used and new automobiles. Inventory is stated at the lower of cost or net realizable value. Inventory cost is determined by specific identification. Net realizable value is the estimated selling price less costs to complete, dispose and transport the vehicles. Selling prices are derived from historical data and trends, such as sales price and inventory turn times of similar vehicles, as well as independent, market resources. Each reporting period, Kaixin recognizes any necessary adjustments to reflectvehicle inventory at the lower of cost or net realizable value through cost of sales in the accompanying consolidated statements of operations.

Inventory write-downs are established based on management’s review on a vehicle-by-vehicle basis for slow moving and obsolete items. On a quarterly basis, the management examines an inventory report. The vehicle is considered slow moving if it has not been sold within a 90 days period since procurement, in light of Kaixin’s average inventory turnover days during the years ended December 31, 2017 and 2018, were 80 days and 63 days, respectively. In estimating the level of inventory write-downs for slow moving vehicles, Kaixin considers historical data and forecasted customer demand, such as sales price and inventory turn times of similar vehicles with similar mileage and condition, as well as independent, market information. This valuation process requires management to make judgements, based on currently available information, and assumptions about future demand and market conditions, which are inherently uncertain. To the extent that there are significant changes to estimated vehicle selling prices or decreases in demand for used vehicles, there could be significant adjustment to reflect inventory at net realizable value.

Consolidation of variable interest entity

PRC laws and regulations currently prohibit direct foreign ownership of business entities in certain industries in the PRC where certain licenses are required for the provision of such services. To comply with the PRC laws and regulations, Kaixin conducts substantially all of its business through its variable interest entities and their subsidiaries. Kaixin has, through one of its wholly owned subsidiaries in the PRC, entered into contractual arrangements with Qianxiang Changda and Shanghai Jieying such that Qianxiang Changda and Shanghai Jieying and their subsidiaries are considered as Kaixin’s variable interest entities for which Kaixin is considered their primary beneficiary. Kaixin believes it has substantive kick-out rights per the terms of the equity option agreements, which gives it the power to control the shareholder of these entities. More specifically, Kaixin believes that the terms of the exclusive equity option agreements are currently exercisable and legally enforceable under PRC laws and regulations.

Therefore, Kaixin believes this gives it the power to direct the activities that most significantly impact the economic performance of these entities and their subsidiaries. Kaixin believes that its ability to exercise effective control, together with the service agreements and the equity interest pledge agreements, give Kaixin the rights to receive substantially all of the economic benefits from these entities and their subsidiaries in consideration for the services provided by Kaixin’s wholly owned subsidiaries in China. Accordingly, as the primary beneficiary of these entities and in accordance with U.S. GAAP, Kaixin consolidates their financial results and assets and liabilities in its consolidated financial statements.

According to TransAsia Lawyers, Kaixin’s PRC legal counsel, based on its understanding of the relevant laws and regulations Kaixin’s corporate structure in China complies with all existing PRC laws and regulations. However, Kaixin’s PRC legal counsel has also advised Kaixin that as there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, it cannot assure you that the PRC government would agree that Kaixin’s corporate structure or any of the above contractual arrangements comply with current or future PRC laws or regulations. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations.

In January 2016 and September 2016, Kaixin also originated the issuance of two Shanghai Renren Finance Leasing Asset-Backed Special Plans, approximating RMB 299.8 million (US$46.1 million) and RMB 510.6 million (US$78.5 million), respectively. The plans are collateralized by certain financing receivables arising from Kaixin’s used automobile financing business.

The plans consist of three tranches: AAA-rated senior securities (covering 68.0% and 70.5% of the total securities issued, respectively) and AA-rated senior securities (covering 10.5% and 11.0% of the total securities issued, respectively) which were purchased by external investors, and subordinate securities (covering 21.5% and 18.5% of the total securities issued, respectively) held by Kaixin. Kaixin also provided a guarantee to secure the full repayment of the principal and interest of the external investors in the plans.

Kaixin holds significant variable interests in the plans through holding the subordinate securities and the guarantee provided, from which it has the right to receive benefits from the plans that could potentially be significant to the plans. Kaixin also has power to direct the activities of the plans that most significantly impact the economic performance of the plans by making revolving purchases of underlying financing receivables and providing payment collection services from the underlying financing receivables.

Accordingly, Kaixin is considered the primary beneficiary of the plans and have consolidated the plans’ assets, liabilities, results of operations and cash flows in the accompanying consolidated financial statements.

The assets of the plans are not available to Kaixin’s creditors. In addition, the investors of the plans have no recourse against Kaixin’s assets.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations.

Goodwill is not amortized, but tested for impairment upon first adoption and annually, or more frequently if event and circumstances indicate that they might be impaired. Kaixin has an option to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. In the qualitative assessment, Kaixin considers primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. Based on the qualitative assessment, if it is more likely than not that the fair value of each reporting unit is less than the carrying amount, the quantitative impairment test is performed.

Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, and assumptions that are consistent with the plans and estimates being used to manage Kaixin’s business, estimation of the long-term rate of growth for its business, estimation of the useful life over which cash flows will occur, and determination of its weighted average cost of capital. The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for the reporting unit.

In performing the two-step quantitative impairment test, the first step is to compare the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill is not considered impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of the affected reporting unit’s goodwill to the carrying value of that goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The fair value of the reporting units is estimated using discounted cash flow methodologies, as well as considering third party market value indicators. The Company’s use of a discounted cash flow methodology includes estimates of future revenue based upon budget projections and growth rates. The Company also develops estimates for future levels of gross and operating profits and projected capital expenditures. The Company’s methodology also includes the use of estimated discount rates based upon industry and competitor analysis as well as other factors. The estimates that the Company uses in its discounted cash flow methodology involves many assumptions by management that are based upon future growth projections. Calculating the fair value of the reporting units requires significant estimates and assumptions by management. Should the estimates and assumptions regarding the fair value of the reporting units prove to be incorrect, the Company may be required to record impairments to its goodwill in future periods and such impairments could be material. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. In estimating the fair value of each reporting unit Kaixin estimates the future cash flows of each reporting unit, it has taken into consideration the overall and industry economic conditions and trends, market risk and historical information. Based on Kaixin’s annual tests of goodwill, the fair values of each reporting unit substantially exceeded its carrying values, as such, Kaixin did not record impairment charges of goodwill for the years ended December 31, 2017 and 2018.

Income Taxes

Please refer to Note 2 of Kaixin’s consolidated financial statements for discussion of the accounting polices related to income taxes. Also, please refer to note 13 for a discussion of the methods, assumptions and estimates related to Kaixin’s recognition of income taxes.

Value added taxes

Value-added tax (“VAT”) is reported as a deduction to revenue when incurred and amounted to $1,845, $7,831 and $10,757 for the years ended December 31, 2016, 2017 and 2018, respectively. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in accrued expense and other current liabilities on the consolidated balance sheet.

In 2018, Kaixin entered into a series of ancillary agreements to facilitate its sale of used cars for value-added tax optimization purposes. Under these ancillary agreements, when Kaixin sources a used car, the legal title of the car is transferred to a Jieying Executive, and the registration is transferred to the name of one of the Dealership’s employees. Kaixin viewed itself as a service provider in the used car transactions, and therefore is only subject to value-added tax on the difference between the original purchase price and the retail price of the used cars.

Cost Allocation

Kaixin’s consolidated statements of operations comprise all the related costs of its operations, which include, its direct expenses as well as an allocation of certain general and administrative expenses, research and development, selling and marketing expenses and cost of revenues paid by Renren and not directly related to Kaixin’s used car and used car financing business. These allocated expenses consist primarily of share-based compensation expenses of senior management and shared marketing and management expenses including accounting, administrative, marketing, internal control, legal support services and other expenses to provide operating support to Kaixin’s business. These allocations were made using a proportional cost allocation method and were based on revenues, headcount as well as estimates of time spent on the provision of services attributable to Kaixin.

Kaixin believes the basis and amounts of the allocations are reasonable. While the expenses allocated to Kaixin are not necessarily indicative of the expenses that would have been incurred if Kaixin had been a separate, stand-alone entity, Kaixin does not believe that there is any significant difference between the nature and amounts of these allocated expenses and the expenses that would have been incurred if Kaixin had been a separate, stand-alone entity.

Pursuant to an agreement between Kaixin and Renren, share-based compensation expense and the shared marketing and management expenses incurred by Renren have been waived. Accordingly, Kaixin recognizes those as capital contributions from Renren when the expenses were incurred.

Fair Value of Ordinary Shares

Kaixin is a private company with no quoted market prices for its ordinary shares. It therefore needed to make estimates of the fair value of its ordinary shares for the purpose of determining the fair value of its ordinary shares at the date of the grant of share-based compensation awards to its employees to determine the grant date fair value of the award.

The following table sets forth the fair value of Kaixin’s ordinary shares estimated at the grant date with the assistance from an independent valuation firm:

Date	Class of Shares	Fair Value per Share	DLOM	Discount Rate	Purpose of Valuation
March 15, 2018 and July 1, 2018	Ordinary Shares	$0.75	10%	25.50%	To determine the fair value of share option grant

The valuation of its ordinary shares was performed using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Audit and Accounting Practice Aid Series: Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the AICPA Practice Guide. The determination of the fair value of Kaixin’s ordinary shares requires complex and subjective judgments to be made regarding Kaixin’s projected financial and operating results, its unique business risks, the liquidity of its shares and its operating history and prospects at the time of valuation.

In determining Kaixin’s equity value, the Company applied the discounted cash flow analysis based on its projected cash flow using its best estimate of the valuation date. The major assumptions used in calculating the fair value of the equity include:

● Discount rate. The discount rate listed out in the table above was based on the weighted average cost of capital, which was determined based on a number of factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systemic risk factors.

● Comparable Companies. In deriving the weighted average cost of capital used as the discount rate under the income approach, six publicly traded companies were selected for reference as Kaixin’s guideline companies. The guideline companies were selected based on the following criteira: (i) Companies operate in the automobile trading industry and (ii) their shares are publicly traded in mainland China, Hong Kong and the United States.

● Discount for Lack of Marketability, or DLOM. The Company applied DLOM to reflect the fact that there is no ready market for shares in a closely-held company. When determining the DLOM, the Black-Scholes option pricing model was used. Under this option-pricing method, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the discount for lack of marketability. This option pricing method was used because it takes into account certain company-specific factors, including the timing of the expected initial offering and the volatility of the share price of the guideline companies engaged in the same industry.

Share-Based Compensation Expense

In 2018 a portion of, and in 2016 and 2017 all of, Kaixin’s share-based compensation expense related to Renren’s allocation to Kaixin of share-based compensation expenses of their senior management.

On January 31, 2018, Kaixin adopted a stock incentive plan, whereby 40,000,000 ordinary shares of Kaixin are made available for future grant for employees or consultants of Kaixin either in the form of incentive share options or restricted shares. The plan was amended and restated in May 2018 that up to 140,000,000 ordinary shares will be made available for granting as awards. On March 15, 2018 and July 1, 2018, Kaixin issued an aggregate of 36,461,500 options to purchase Kaixin’s ordinary shares to certain of its directors, officers and employees to compensate their services. Kaixin measures the cost of the share options based on grant date fair value of the award and recognizes compensation cost over the period during which an employee is required to provide services in exchange for the award, which generally is the vesting period.

Dates	Number of Options Granted Shares	Exercise price per option (USD)	Weighted Average Fair Value per Option at the Grant date price per option	Intrinsic Value per Option at the Grant Date	Type of Valuation
March 15, 2018 and July 1, 2018	36,461,500	$0.30	$0.52	$0.45	Contemporaneous

In determining the value of share options, the Company used the binomial option pricing model, with assistance from an independent third-party valuation firm. Under this option pricing model, certain assumptions, including the risk-free rare, the expected dividends on the underlying ordinary shares, and the expected volatility of the price of the underlying shares for the contractual term of the options are required in order to determine the fair value of the options.

The fair value of the option award is estimated based on the date of grant using the binomial option pricing model that uses the following assumptions:

For the year ended December 31, 2018
Using binomial model
Risk-free interest rate (1)	2.82%
Volatility(2)	28%-55%
Expected term (in years) (3)	10
Exercise price(4)	$0.3
Dividend yield(5)	—
Fair value of underlying ordinary share(6)	$0.75

(1)	Risk-free interest rate
Risk-free interest rate was estimated based on the yield to maturity of treasury bonds of the United States with a maturity period close to the expected life of the options.

(2)	Volatility
The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical stock price volatility of listed comparable companies over a period comparable to the expected term of the options.

(3)	Expected term
For the options granted to employees, Kaixin estimated the expected term based on the vesting and contractual terms and employee demographics. For the options granted to non-employees, Kaixin estimated the expected term as the original contractual term.

(4)	Exercise price
The exercise price of the options was determined by Kaixin.’s board of directors.

(5)	Dividend yield
The dividend yield was estimated by Kaixin based on its expected dividend policy over the expected term of the options.

(6)	Fair value of underlying ordinary shares
The estimated fair value of the ordinary shares underlying the options as of the valuation date was determined based on a contemporaneous valuation. When estimating the fair value of the ordinary shares on the valuation dates, management has considered a number of factors, including the result of a third party appraisal of Kaixin, while taking into account standard valuation methods and the achievement of certain events. The fair value of the ordinary shares in connection with the option grants on the valuation date was determined with the assistance of an independent third party appraiser.

Financing receivable

Financing receivable mainly represents receivables derived from Kaixin’s used car financing business. Financing receivable is recorded at amortized cost, reduced by a valuation allowance estimated as of the balance sheet dates. The amortized cost of a financing receivable is equal to the unpaid principal balance, plus net deferred origination costs. Net deferred origination costs are comprised of certain direct origination costs, net of origination fees received. Origination fees include fees charged to the individuals or companies that increase the financing’s effective yield. Direct origination costs in excess of origination fees received are included in the financing receivable and amortized over the financing term using the effective interest method. Financing origination costs are limited to direct costs attributable to originating the financing, including commissions and personnel costs directly related to the time spent by those individuals performing activities related to the origination.

Allowance for financing receivable

An allowance for financing receivable is established through periodic charges to the provision for financing receivable losses when Kaixin believes that the future collection of principal is unlikely.

Subsequent recoveries, if any, are recorded as credits against the allowance. Kaixin evaluates the creditworthiness of its portfolio based on a pooled basis due to the composition of homogeneous financing with similar size and general credit risk characteristics for similar financing businesses. Kaixin considers the creditworthiness of the companies receiving financing, aging of the outstanding financing receivable and other specific circumstances related to the financing when determining the allowance for financing receivable. The allowance is subjective as it requires material estimates including such factors as known and inherent risks in the financing portfolio, adverse situation that may affect the ability of the individuals and the companies receiving financing to repay and current economic conditions. Recovery of the carrying value of financing receivable is dependent to a great extent on conditions that are beyond Kaixin’s control.

Nonaccrual financing receivable

Financing income is calculated based on the contractual rate of the financing and recorded as financing income over the life of the financing using the effective interest method. Financing receivables are placed on non-accrual status upon reaching 90 days past due, or when reasonable doubt exists as to the full, timely collection of the financing receivable. When a financing receivable is placed on non-accrual status, Kaixin stops accruing financing income. The financing receivable is returned to accrual status if the related individual or company has performed in accordance with the contractual terms for a reasonable period of time and, in Kaixin’s judgment, will continue to make period principal and financing income payments as scheduled. Kaixin writes off its nonaccrual financing receivable by considering factors including, but not limited to the overdue days, the collection condition replied by third party collectors and the repayment willingness of the debtor.

Transfer of financial instruments

Sales and transfers of financial instruments are accounted under authoritative guidance for the transfers and servicing of financial assets and extinguishment of liabilities.

Through Kaixin’s peer-to-peer platforms and its plans, Kaixin identified individual investors and transfers creditors’ rights originated from the aforementioned financing services to the individual investors. Kaixin further offered different investment periods to investors with various annual interest rates while those credit rights are held by the investors. The terms of the sales require Kaixin to repurchase those creditors’ rights from investors prior to or upon the maturity of the investment period. As a result, the sales of those creditors’ rights are not accounted for as a sale and remain on Kaixin’s consolidated balance sheet and are recorded as payable to investors in Kaixin’s consolidated balance sheet.

Business combinations

Business combinations are recorded using the acquisition method of accounting. Kaixin elected to early adopt ASU 2017-01 “Business Combination (Topic 805): Clarifying the Definition of a Business” on January 1, 2017 and applied the new definition of a business prospectively for acquisitions made during the year ended December 31, 2017. The purchase price of the acquisition is allocated to the tangible assets, liabilities, identifiable intangible assets acquired and non-controlling interest, if any, based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. Acquisition-related expenses and restructuring costs are expensed as incurred.

Where the consideration in an acquisition includes contingent consideration and the payment of which depends on the achievement of certain specified conditions post-acquisition, the contingent consideration is recognized and measured at its fair value at the acquisition date and if recorded as a liability, it is subsequently carried at fair value with changes in fair value reflected in earnings. As of December 31, 2017 and 2018, contingent consideration liability related to the used car dealers acquired during 2017 and 2018 amounted to US$46.5 million and US$105.7 million, respectively, and have been recorded as contingent consideration liability and long-term contingent consideration liability on Kaixin’s consolidated balance sheet. Kaixin estimated the fair value of its contingent consideration by using a discounted cash flow method which incorporates significant unobservable inputs, including the projected future operating results, planned initial public offering date, discount rates, and probability of completion of an initial public offering as of December 31, 2018.

Accounting Pronouncements Newly Adopted

Newly adopted accounting pronouncements that are relevant to Kaixin are included in note 2 to Kaixin’s audited consolidated financial statements, which are included in this Current Report on Form 8-K.

Recent Accounting Pronouncements Not Yet Adopted

Not yet adopted accounting pronouncements that are relevant to Kaixin are included in note 2 to Kaixin’s audited consolidated financial statements, which are included in this Current Report on Form 8-K.

Item 3.02.	Unregistered Sales of Equity Securities.

Upon the closing of Transactions, KAH acquired 100% of the issued and outstanding securities of Kaixin in exchange for approximately 28.3 million ordinary shares of KAH. An additional 4.7 million shares of KAH were reserved for issuance under an equity incentive plan in exchange for outstanding options in Kaixin, as described in Item 2.01, above. or The securities were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

On January 28, 2019, Kaixin, KAH and an investor entered into a convertible loan agreement pursuant to which the investor has agreed to invest US$23 million into Kaixin with interest payable at the loan interest rate as stipulated by the People’s Bank of China. An additional penalty interest rate will apply for unremitted amounts in the event of a default. US$20 million of the loan was advanced to Kaixin on January 28, 2019, and the remaining US$3 million is to be advanced to Kaixin on January 31, 2020. Upon completion of the Transactions, the loan was converted into 2,000,000 units, each unit consisting of one and one tenths ordinary shares and one half of a redeemable warrant. The securities were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

On January 29, 2019, KAH entered into a subscription agreement with one accredited investor to sell 750,000 of its units (each unit having the same underlying securities as were issued in KAH’s initial public offering) at a price of $10.00 per unit. The closing took place at the closing of the Transactions. The investor received certain demand and piggyback registration rights pursuant to the terms of the subscription agreement. The securities were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

On April 25, 2019, Kaixin, KAH and an investor entered into a convertible loan agreement pursuant to which the investor has agreed to invest US$1 million into Kaixin with interest payable at the loan interest rate as stipulated by the People’s Bank of China. Upon completion of the Transactions, the loan was converted into 100,000 ordinary shares. The securities were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

Item 5.01.	Changes in Control of Registrant.

Reference is made to the sections entitled “The Business Combination Proposal” and “The Share Exchange Agreement” beginning on pages 75 and 84, respectively, of the definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 29, 2019 by KAH. The disclosure contained in Item 2.01 of this Current Report on Form 8-K is incorporated by Reference herein.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Reference is made to the sections entitled “Directors, Executive Officers, Executive Compensation And Corporate Governance – Current Directors and Executive Officers” and “Directors, Executive Officers, Executive Compensation And Corporate Governance - Directors and Executive Officers after the Business Combination” beginning on pages 228 and 231, respectively, of the Proxy Statement, and that information is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Transactions and to better reflect KAH’s ongoing operations subsequent to the Transactions, KAH adopted a Second Amended and Restated Memorandum and Articles on April 24, 2019. See the sections of the Proxy Statement entitled “The Amendment Proposal” on page 89.

Item 5.06.	Change in Shell Company Status.

As a result of the Transactions, KAH ceased being a shell company. Reference is made to the sections entitled “The Business Combination Proposal” and “The Share Exchange Agreement” beginning on pages 75 and 84, respectively, of the definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 29, 2019 by KAH. Further reference is made to the information contained in Item 2.01 of this Form 8-K.

Item 8.01.	Other Events.

On May 1, 2019, KAH issued a press release announcing the completion of the Transactions, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statement and Exhibits.

(a)-(b) Financial Statements.

Information responsive to Item 9.01(a) and (b) of Form 8-K is set forth in the financial statements included in the Proxy Statement beginning on page F-1, which information is incorporated herein by reference. In addition, KAH is filing herewith the audited financial statements of Kaixin as of December 31, 2018 as Exhibit 99.2 and updated unaudited pro forma condensed combined financial information as of December 31, 2018 as Exhibits 99.3. The updated unaudited pro forma condensed combined financial information as of December 31, 2018 used historical financial information of CM Seven Star derived from the audited financial statements of CM Seven Star for the year ended December 31, 2018, which is included on Form 10-K for the year ended December 31, 2018, filed with the Commission, as amended, on April 15, 2019.

Exhibits. The following exhibits have been filed as part of this Current Report on Form 8-K:

Exhibit No.	Description
3.1	Second Amended and Restated Memorandum and Articles of Association of Kaixin Auto Holdings, as adopted by a special resolution on April 24, 2019
10.1	Form of Indemnification Agreement between Kaixin Auto Holdings and its directors and executive officers
10.2	Loan Agreement between Shanghai Renren Automobile Technology Company Limited, James Jian Liu and Yang Jing (English Translation)
10.3	Loan Agreement between Shanghai Renren Automobile Technology Company Limited, Yi Rui and Thomas Jintao Ren, dated August 18, 2017 (English Translation)
10.4	Exclusive Technology Support and Technology Services Agreement between Shanghai Renren Automobile Technology Company Limited and Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd., dated August 18, 2017 (English Translation)
10.5	Exclusive Technology Support and Technology Services Agreement between Shanghai Renren Automobile Technology Company Limited and Shanghai Jieying Automobile Sales Co., Ltd., dated August 18, 2017 (English Translation)
10.6	Equity Pledge Agreement concerning Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd among Shanghai Renren Automobile Technology Company Limited, James Jian Liu and Yang Jing, dated August 18, 2017 (English Translation)
10.7	Equity Pledge Agreement concerning Shanghai Jieying Automobile Sales Co., Ltd. among Shanghai Renren Automobile Technology Company Limited, Yi Rui and Thomas Jintao Ren, dated August 18, 2017 (English Translation)
10.8

Intellectual Property Right License Agreement between Shanghai Renren Automobile Technology Company Limited and Shanghai Qianxiang Changda Internet Information (English Translation) Technology Development Co., Ltd., dated August 18, 2017 (English Translation)

10.9	Intellectual Property Right License Agreement between Shanghai Renren Automobile Technology Company Limited and Shanghai Jieying Automobile Sales Co., Ltd., dated August 18, 2017 (English Translation)
10.10	Business Operations Agreement among Shanghai Renren Automobile Technology Company Limited, Yi Rui, Thomas Jintao Ren and Shanghai Jieying Automobile Sales Co., Ltd., dated August 18, 2017 (English Translation)

10.11

Business Operations Agreement among Shanghai Renren Automobile Technology Company Limited, James Jian Liu, Yang Jing and Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd., dated August 18, 2017 (English Translation)

10.12	Equity Option Agreement concerning Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd among Shanghai Renren Automobile Technology Company Limited, James Jian Liu and Yang Jing, dated August 18, 2017 (English Translation)
10.13	Equity Option Agreement concerning Shanghai Jieying Automobile Sales Co., Ltd. among Shanghai Renren Automobile Technology Company Limited, Yi Rui and Thomas Jintao Ren, dated August 18, 2017 (English Translation)
10.14	Automobile Consumer Loan Cooperation (Framework) Agreement between Ping An Bank Co., Ltd. Shanghai Branch and Shanghai Jieying Automobile Sales Co., Ltd., dated April 17, 2017 (English Translation)
10.15

Supplementary Agreement of Auto Consumer Loan Cooperation (Framework) Agreement between Ping An Bank Co., Ltd. Shanghai Branch and Shanghai Jieying Automobile Sales Co., Ltd., dated June 1, 2017 (English Translation)

10.16	Form of Equity Purchase Agreement (English Translation)
10.17	Form of Supplement to Equity Purchase Agreement (English Translation)
10.18	Form of Used Vehicle Purchase Agreement (English Translation)
10.19	Form of Used Vehicle Agency Services Agreement (English Translation)
10.20	Form of Vehicle Consignment Agreement (English Translation)
10.21	Form of Loan and Service Agreement (English Translation)
10.22	Form of Used Vehicle Sales Agreement (English Translation)
10.23	Share Exchange Agreement among CM Seven Star Acquisition Corporation , Kaixin Auto Group and Renren Inc., dated November 2, 2018
10.24	Master Transaction Agreement among Renren Inc. CM Seven Star Acquisition Corporation and Kaixin Auto Group, dated April 30, 2018
10.25	Non-Competition Agreement between Renren Inc. and Kaixin Auto Group, dated April 30, 2018
10.26	Transitional Services Agreement between Renren Inc. and Kaixin Auto Group, dated April 30, 2018
10.27	Investor Rights Agreement among CM Seven Star Acquisition Corporation, Shareholder Value Fund and Renren Inc., dated April 30, 2018
10.28	Escrow Agreement concerning earnout shares among Renren Inc., CM Seven Star Acquisition Corporation and Vistra Corporate Services (HK) Limited, an escrow agent, dated April 30, 2018
10.29	2018 Kaixin Auto Group Equity Incentive Plan
10.30	2019 Kaixin Auto Holdings Equity Incentive Plan
99.1	Press Release dated May 1, 2019
99.2	Audited Financial Statements of Kaixin Auto Group for the year ended December 31, 2018
99.3	Pro-Forma Financial Information for the year ended December 31, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	May 6, 2019

KAIXIN AUTO HOLDINGS

By:	/s/ Thomas Jintao Ren
Name:	Thomas Jintao Ren
Title:	Chief Financial Officer